                                                                   Exhibit 10.2



                                                                       NATWEST

Private & Confidential
Mr. P Minchin
C J Vander Ltd
Starnhill House
Starnhill Close
Ecclesfield, Sheffield
S35 9TG

5 August 1999


Dear Peter,

YOUR FACILITIES WITH US

Your banking requirements, as set out in Advice of Borrowing Terms (AOBT) dated 19/03/99, are due for review.

To allow for our forthcoming meeting, I have arranged for the present facilities (excluding those which are subject to separate documentation) to remain available until 30/08/99.

The facilities remain subject to the terms and conditions specified and referred to in the AOBT, Including our right to repayment on demand at any time.

I look forward to meeting with you on 16/08/99 when I will be accompanied by Steve Palmer our International Banking Manager to discuss your future requirements in more detail.


Yours sincerely



/s/  A Tyas
Corporate Manager